July 24, 2013

Reporters May Contact:
Lawrence Di Rita, Bank of America, 1.704.941.1460
lawrence.di_rita@bankofamerica.com

Bank of America Appoints Two New Directors

CHARLOTTE - Bank of America's Board of Directors today appointed Clayton Rose and Pierre de Weck as new directors. The appointments are effective immediately.

Dr. Rose, 54, is a professor of Management Practice at the Harvard Business School and a former executive of J.P. Morgan & Co., Inc. De Weck, 63, served as Chairman and Global Head of Private Wealth Management of Deutsche Bank and has held senior executive positions at Citicorp and UBS.

“Clayton and Pierre are strong leaders who understand the operations of global financial institutions. Their joining the board enhances the already strong diversity of experience our board contributes to the benefit of shareholders” said Bank of America Chairman Charles O. Holliday, Jr.

“The management team and I look forward to working with these two experienced leaders," said Bank of America Chief Executive Officer Brian Moynihan.

The appointments bring the number of directors to 15.

Clayton Rose

Dr. Rose is a professor of Management Practice at the Harvard Business School and a former senior executive of J.P. Morgan & Co., Inc. He joined Harvard in 2007; he previously taught strategy at the Graduate School of Business at Columbia University and the Stern School of Business at New York University.

During his approximately 20 years at J.P. Morgan, Dr. Rose headed two of the firm's five major lines of business, Global Investment Banking and Global Equities - and was a member of the firm's senior management team. He was a founder of J.P. Morgan's equities business, and had management roles in various securities, derivative and corporate finance businesses.

Dr. Rose received his Ph.D. in sociology from the University of Pennsylvania. He earned an A.B. and MBA from the University of Chicago, and an M.A. from the University of Pennsylvania. He is a director of XL Group plc and a trustee of the Howard Hughes Medical Institute.

Pierre de Weck

De Weck served as member of the Group Executive Committee and Global Head of Private Wealth Management of Deutsche Bank and has held senior executive positions at Citicorp and UBS. In addition to his responsibilities as head of Private Wealth Management, he was Chairman of the Supervisory Board at Sal. Oppenheim Group, a wholly-owned subsidiary of Deutsche Bank, until he retired in 2012.

He has served on the boards of directors at chemical companies Rhodia SA and Clariant International Inc.

De Weck graduated with a Master of Science in Mechanical Engineering from the Swiss Federal Institute of Technology, Zurich in 1973, and graduated from the Massachusetts Institute of Technology with a Master of Science in Management in 1976.

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. We serve approximately 51 million consumer and small business relationships with approximately 5,300 retail banking offices and approximately 16,350 ATMs and award-winning online banking with 30 million active users and more than 13 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

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